NEWS RELEASE
Exhibit 99.1

For Immediate Release
Astronics Corporation Announces
Preliminary Unaudited Revenue for Fourth Quarter 2025
and Initiates Revenue Guidance for 2026
•Preliminary unaudited fourth quarter revenue of $236 million to $239 million
•Full-year 2025 preliminary unaudited revenue at mid-point of fourth quarter was approximately $860 million, an increase of 8% over 2024
•Initial 2026 revenue guidance established at $950 million to $990 million, an increase of 10% to 15% over 2025
EAST AURORA, NY, January 8, 2026 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for global aerospace, defense and other mission critical industries, announced its fourth quarter 2025 preliminary unaudited revenue was approximately $236 million to $239 million, above the Company’s guidance range. At the midpoint, preliminary revenue was up approximately 14% over the prior-year period and up 12% over the trailing third quarter. Full year preliminary unaudited revenue for 2025 of approximately $860 million was up 8% over the prior year, assuming the mid-point of the fourth quarter preliminary range.
Preliminary bookings in the quarter were approximately $257 million, bringing orders for the full year to approximately $924 million.
The Company also provided preliminary revenue expectations for 2026 of $950 million to $990 million representing an increase of approximately 10% to 15% over 2025.
Peter J. Gundermann, Chairman, President and CEO, commented, “We ended the year on a strong note with double digit revenue growth over recent quarters. Given the robust level of bookings in the fourth quarter and the strength of our backlog, we expect the momentum to continue in 2026, with sales up 10% to 15% over 2025. We also expect the higher volume will positively impact our profitability and cash flow. We are looking forward to another exciting year.”
The preliminary unaudited revenue result for the fourth quarter and full year 2025 presented herein are based on information available to management as of the date of this release. These preliminary unaudited results are subject to changes, that may be material, in connection with completion of the Company’s standard year-end closing procedures and the completion of our independent registered public accounting firm’s year-end audit.
ABOUT ASTRONICS CORPORATION
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion
Astronics Corporation      press@astronics.com | +1.716.805.1599
130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Announces Preliminary Unaudited Revenue for Fourth Quarter 2025 and Initiates Revenue Guidance for 2026
January 8, 2026

centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to preliminary unaudited revenue and bookings for the fourth quarter of 2025 and full year 2025, 2026 revenue outlook, and the anticipated positive impact of higher volume on profitability and cash flow. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. Except as may be required by applicable law, the Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

For more information, contact:
Company	Investors
Nancy L. Hedges, CFO	Deborah K. Pawlowski
Astronics Corporation	Alliance Advisors LLC
T: 716.805.1599	T: 716.843.3908
dpawlowski@allianceadvisors.com
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Astronics Corporation      press@astronics.com | +1.716.805.1599
130 Commerce Way | East Aurora, NY 14052